701 Ninth Street NW Washington, DC 20068 Media Relations: 202-872-2680 www.pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE January 13, 2003	Media Contact: Robert Dobkin (202) 872-2680 Investor Contact: Enie Bourscheid (202) 872-2797
Pepco Holdings, Inc. Announces Termination of Bidding Process for Sale of N.J. Subsidiary's Generating Assets

          WASHINGTON-Pepco Holdings Inc. (NYSE: POM) today announced that Atlantic City Electric Co. (ACE), a wholly owned subsidiary of PHI's Wilmington, Del.-based subsidiary Conectiv, has terminated the competitive bidding process for the sale of ACE's 740 megawatts of fossil-fueled electric generating assets.

          PHI stated that while the competitive bidding process identified a number of interested parties, current conditions in the electric energy market prevented ACE from reaching agreements for the sale of its generating assets. The assets consisted of the B.L. England Station, located in Cape May County, N.J.; the Deepwater Station, located on the Delaware River in Salem County, N.J.; and ACE's interests in the Conemaugh and Keystone Stations in Western Pennsylvania, all of which are included in the PJM Interconnection, the Mid-Atlantic regional power pool. Although ACE remains interested in selling these assets on acceptable terms, PHI said ACE has decided to terminate the competitive bidding process at this time.

          PHI is a diversified energy holding company with headquarters in Washington, D.C. Its principal operating utilities, Pepco and Conectiv, deliver 50,000 gigawatt-hours of power to more than 1.8 million customers in the District of Columbia, Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

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Forward-Looking Statements:

Except for historical statements and discussions, the statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. These statements contain management's beliefs based on information currently available to them and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. In connection with the transaction, additional important factors that could cause actual results to differ materially from those in the forward-looking statements herein include risks and uncertainties relating to delays in obtaining, or adverse conditions contained in, related regulatory approvals, changes in economic conditions, availability and cost of capital, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of the company.